Filed Pursuant to Rule 424(b)(3)

Registration No. 333-155800

June 2011 Performance Update

The Frontier Fund Supplement Dated June 30, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 2 New

T H E   F R O N T I E R   F U N D ’ S   G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

June performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 New	June 30, 2011 MTD	June 30, 2011 YTD	NAV / Unit
Frontier Diversified Series-2	-2.60%	-1.03%	$105.37
Frontier Dynamic Series-2	1.32%	-0.99%	$93.47
Frontier Long/Short Commodity Series-2a	-5.71%	6.69%	$129.28
Frontier Masters Series-2	-3.78%	-3.00%	$102.63

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of June 30, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$2,514,836.73
Unrealized trading gain/(loss)	(3,804,284.59)
Less: commissions	(76,156.66)
Less: FCM fees	(119,199.79)
Foreign currency gain/(loss)	(61,941.94)
Interest income	87,133.56

Total Income	(1,459,612.69)
EXPENSES
Management fees	70,445.62
Incentive fees	124,699.07
Broker service fees	13,501.30

Total Expenses	208,645.99
Net Income (Loss)	$(1,668,258.68)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	619,720.63033	$67,041,193.55	108.18
Current month additions	14,551.32520	1,554,901.49
Current month redemptions	(51,261.45430)	(5,497,930.85)
Net Income (loss) for current month		(1,668,258.68)

Net Asset Value, end of current month	583,010.50123	$61,429,905.51	105.37

Monthly rate of return			-2.60%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Diversified Series 2

THE FRONTIER FUND DYNAMIC SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$—
Unrealized trading gain/(loss)	391,091.90
Net change in inter-series payables	(364,705.00)
Less: commissions	—
Less: FCM fees	(53,106.90)
Foreign currency gain/(loss)	—
Interest income	37,253.83

Total Income	10,533.83
EXPENSES
Management fees	—
Incentive fees	—
Broker service fees	6,013.68

Total Expenses	6,013.68
Net Income (Loss)	$4,520.15

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	3,711.60257	$342,408.86	92.25
Current month additions	—	—
Current month redemptions	(255.52204)	(23,891.49)
Net Income (loss) for current month		4,520.15

Net Asset Value, end of current month	3,456.08053	$323,037.52	93.47

Monthly rate of return			1.32%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Dynamic Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES—2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$6,337,729.62
Unrealized trading gain/(loss)	(6,768,359.23)
Less: commissions	(4,409.69)
Less: FCM fees	(14,001.52)
Foreign currency gain/(loss)	(632.88)
Interest income	13,346.60

Total Income	(436,327.10)
EXPENSES
Management fees	21,132.07
Incentive fees	(15,643.49)
Broker service fee	1,594.15

Total Expenses	7,082.73
Net Income (Loss)	$(443,409.83)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	51,218.69184	$7,022,947.66	137.12
Current month additions	8,430.67550	1,132,334.97
Current month redemptions	(292.34225)	(37,971.27)
Net Income (loss) for current month		(443,409.83)

Net Asset Value, end of current month	59,357.02509	$7,673,901.53	129.28

Monthly rate of return			-5.71%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Long/Short Commodity Series 2a

THE FRONTIER FUND MASTERS SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(206,120.05)
Unrealized trading gain/(loss)	(609,831.90)
Less: commissions	(10,479.71)
Less: FCM fees	(39,500.34)
Foreign currency gain/(loss)	1,033.55
Interest income	34,928.98

Total Income	(829,969.47)
EXPENSES
Management fees	43,384.33
Incentive fees	(78,093.69)
Broker Service Fees	4,476.90

Total Expenses	(30,232.46)
Net Income (Loss)	$(799,737.01)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	209,132.16240	$22,307,691.76	106.67
Current month additions	—	—
Current month redemptions	(18,569.02040)	(1,950,136.75)
Net Income (loss) for current month		(799,737.01)

Net Asset Value, end of current month	190,563.14200	$19,557,818.00	102.63

Monthly rate of return			-3.78%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Masters Series 2